Exhibit 10.1

Confidential

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) by and between Walgreens Boots Alliance, Inc., a Delaware corporation (the “Company”), and Timothy C. Wentworth (“Employee”) is entered into as of October 9, 2023 (the “Effective Date”).

1 Employment and Term. The Company (or a subsidiary thereof) hereby agrees to employ Employee, and Employee hereby agrees to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement. The parties agree that the term of this Agreement shall (a) commence on October 23, 2023 (such date, the “Commencement Date”), and (b) shall end on Employee’s Termination Date (as defined in the Company’s Executive Severance and Change in Control Plan (the “Severance Plan”)), as it may be amended from time to time. The period of Employee’s employment with the Company pursuant to the terms hereof shall be referred to herein as the “Employment Period.” Unless otherwise agreed to in writing, this Agreement shall be null and void, ab initio, if the Employment Period does not commence on or prior to November 1, 2023.

2 Position and Duties. The Company shall employ Employee during the Employment Period as its Chief Executive Officer, or in such other position(s) as may be agreed between the parties. Employee shall report solely and directly to the Company’s Board of Directors (the “Board”). During the Employment Period, Employee shall have the responsibilities and duties as those normally associated with such position in companies of a similar nature and stature, as well as such other responsibilities as may, from time to time, be duly authorized or directed by the Board. During the Employment Period, Employee shall perform faithfully and loyally and to the best of his abilities the duties assigned to him hereunder. Employee shall act at all times in accordance with what is in the best interests of the Company. During the Employment Period, Employee shall devote his full business time, attention and effort to the affairs of the Company, its parent and subsidiary corporations, affiliates, successors and assigns and shall not, during the Employment Period, be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage, without the prior written consent of the Board. The foregoing is not intended to restrict Employee’s ability to: (a) engage in charitable, civic or community activities to the extent that such activities do not materially interfere with his duties hereunder; (b) serve on the board of directors (or similar governing bodies) of a company (other than the Company); provided that, the Board, in its sole discretion, has granted prior written consent; nor (c) to enter into passive investments that do not compete in any way with the Company’s business. Employee shall work full-time from the Company’s headquarters (currently in Deerfield, Illinois). The Company shall take all actions necessary to appoint Employee to the Board on or promptly following the Commencement Date.

3 Compensation. Employee acknowledges and agrees that Employee’s right to compensation under this Agreement shall terminate on the Termination Date except as otherwise provided hereunder. As compensation in full for services to be rendered by Employee hereunder, the Company shall pay to Employee the following compensation:

3.1 Base Salary. During the Employment Period, Employee shall be paid an annual base salary (the “Base Salary”) at the annualized rate of $1,500,000. Employee’s Base Salary shall be paid to him according to the regular payroll schedule used for employees generally. Employee’s Base Salary shall be subject to future adjustments as determined by the Compensation and Leadership Performance Committee of the Board (the “Compensation Committee”).

3.2 Annual Bonus. Employee shall be eligible to earn an annual bonus with a target amount equivalent to 200% of the Base Salary (or such other base earnings calculation as applicable) in accordance with the Company’s bonus plan applicable to executive officers of the Company. The actual amount of the bonus payable with respect to a fiscal year (the “Bonus”) shall be determined by the Compensation Committee. The Bonus shall be paid in accordance with the plans, policies and procedures adopted by the Compensation Committee from time to time, but paid through the Company’s payroll process. Except as applicable under the Severance Plan, Employee must not have previously given Notice of Termination (as defined in the Severance Plan) and must be employed by the Company on the day of the payout to receive the Bonus.

3.3 Long-Term Incentive Compensation. Employee shall be eligible to participate in the Company’s long-term incentive compensation program (which is currently provided pursuant to the Company’s 2021 Omnibus Incentive Plan (the “Omnibus Plan”)) on the terms and conditions determined by the Compensation Committee and communicated to Employee. Subject to the approval of the Board or its designee, within 60 days following the Commencement Date, the Company shall grant Employee equity incentives under the Omnibus Plan with a grant date value equal to $12,000,000, which will be subject to the terms and conditions of the equity-based incentive awards provided to the Company’s executive officers (the “Initial Grant”). The Initial Grant shall be granted with terms and conditions consistent with the long-term incentive plan applicable to the Company’s executive officers, which is expected to be comprised of restricted stock units. Fifty percent (50%) of the Initial Grant shall vest over time in equal installments on the first, second and third anniversaries of the date of grant, and the remaining 50% of the Initial Grant shall vest at the end of a three-year performance period based on the achievement of certain performance metrics detailed in the applicable performance stock unit award agreement (in each case, subject to continued employment or service through the applicable vesting date). Notwithstanding anything to the contrary set forth in the Omnibus Plan or any award agreement granted to Employee thereunder or the Severance Plan, to the extent Employee becomes entitled to any accelerated vesting or other special benefits under the Omnibus Plan or the Severance Plan due to a termination of employment for any reason, such accelerated vesting or special benefits shall be subject to Employee timely delivering to the Company (and not subsequently revoking) a general waiver and release of claims in favor of the Company and its related parties in such form and with such terms and conditions as are reasonably acceptable to the Company (which release shall include an affirmation of all restrictive covenants owed to the Company and its related parties).

3.4 Benefits. During the Employment Period, Employee shall be entitled to participate in the Company’s and its subsidiaries’ employee benefit plans or programs generally available to similarly situated executive employees of the Company, including all health, dental, drug and vision coverage, life insurance and financial planning benefits; provided that, Employee meets all eligibility requirements under each such plan or program. Employee’s participation in the employee benefit plans or programs shall be subject to the terms and conditions of said plans or programs, including, without limitation, the Company’s and its subsidiaries’ right to amend, revise, terminate or replace the plans or programs at any time and without notice to participants.

3.5 Expense Reimbursement. During the Employment Period, the Company and its subsidiaries, as applicable, shall reimburse Employee, in accordance with the Company’s and its subsidiaries’ policies and procedures, for all proper and reasonable expenses incurred by him in the performance of his duties hereunder. Additionally, (a) in connection with any reasonable expenses associated with Employee’s relocation to the Chicagoland area to perform his duties hereunder, the Company will provide reimbursements for such expenses in accordance with Company policy, and (b) the Company will work with Employee in good faith to audit Employee’s personal security needs and provide reasonable personal security assistance during the Employment Period, in each of cases (a) and (b), in accordance with the Company’s and its subsidiaries’ policies and procedures.

3.6 Corporate Aircraft. Subject to Employee’s compliance with the Company’s and its subsidiaries’ policies and procedures with respect to corporate air travel, Employee shall have access to the Company’s corporate aircraft for business travel purposes. Additionally, subject to Employee’s compliance with the Company’s and its subsidiaries’ policies and procedures with respect to corporate air travel, Employee shall also have access to the Company’s corporate aircraft for personal travel up to 75 hours per fiscal year (pro-rated for partial years of service).

3.7 Claw Back. Employee acknowledges and agrees that any compensation or benefits paid to Employee by the Company, pursuant to this Agreement or otherwise, shall be subject to recovery by the Company if Employee violates any of his restrictive covenant obligations owed to the Company or in accordance with Section 304 of the Sarbanes-Oxley Act of 2002 or any other claw back law, policy or regulation applicable to executives of the Company, if any, as amended from time to time, and any claw back provisions provided in any bonus or equity grant documents or the Company’s equity compensation plan or pursuant to other Company policies.

4 Termination. The Employment Period shall terminate on the earliest Termination Date to occur due to the following: (a) Employee’s death; (b); Employee’s Disability (as defined in the Severance Plan); (c) Employee’s termination by the Company with or without Cause (as defined in the Severance Plan and at the request of the Board); and (d) Employee’s resignation from the Company with or without Good Reason (as applicable and defined in the Severance Plan). Employee shall be entitled to participate in the Severance Plan and will receive only the payments and benefits (if any) pursuant to all of its terms, conditions, triggering events, and restrictions. For the avoidance of doubt and consistent with the Severance Plan, Employee’s Termination Date shall occur (and the Employment Period shall end) on the date designated by the Company (or by Employee in the case of a voluntary termination, subject to earlier termination by the Company in its sole discretion). Upon any termination of Employee’s employment for any reason, except as may otherwise approved by the Board and agreed upon by Employee in writing, Employee shall immediately and automatically be deemed to resign from and relinquish any and all directorships, committee memberships, powers of attorney, signature authorizations, and any other positions Employee holds with or on behalf of the Company or any of its subsidiaries and affiliates.

5 Indemnification. In the event that Employee is made a party or threatened to be made a party to any action or suit brought by a former employer based on Employee’s employment with the Company, the Company shall indemnify and hold harmless Employee, subject to any limitations under applicable law and subject to and in accordance with the Company’s Bylaws, D&O policies, and any other applicable indemnification agreements and arrangements.

6 Restrictive Covenants. As a condition to the commencement of the Employment Period, Employee shall execute the Non-Competition, Non-Solicitation and Confidentiality Agreement attached hereto as Exhibit A. Employee may also be subject to similar agreements as a condition to certain awards under the Omnibus Plan.

7 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section 7) or (b) sent by email to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section 7), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 7:

If to the Company, to:

Walgreens Boots Alliance, Inc.

Attention: Stefano Pessina

108 Wilmot Road

Deerfield, Illinois 60015

Email: [Redacted]

With a copy to the Company’s General Counsel, at:

Walgreens Boots Alliance, Inc.

Attention: General Counsel

108 Wilmot Road

Deerfield, Illinois 60015

Email: [Redacted]

If to Employee, to:

the most recent home address on file with the Company.

8 Severability. Whenever possible, each provision of this Agreement (and any exhibit attached hereto) shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

9 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

10 Successors and Assigns. This Agreement may not be assigned by either party without the written consent of the other party hereto. Except as stated herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

11 Withholding. All amounts payable hereunder will be subject to deduction for all required income, payroll and other withholdings.

12 Governing Law. The laws of the State of Illinois will govern all questions concerning the relative rights of the Company and all other questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

13 Arbitration. Any dispute, claim or controversy arising under or in connection with this Agreement (and any exhibits hereto) or Employee’s employment hereunder or the termination thereof shall be settled exclusively by arbitration administered by the American Arbitration Association (the “AAA”) and carried out in Chicago, Illinois. The arbitration shall be conducted in accordance with the AAA’s Commercial Arbitration Rules in effect at the time of the arbitration (the “AAA Rules”), except as modified herein. There shall be one arbitrator mutually selected by the Company and Employee, within 30 days of receipt by respondent of the demand for arbitration. If the Company and Employee cannot mutually agree on an arbitrator within 30 days, then an arbitrator shall be promptly appointed by the AAA in accordance with the AAA Rules.

13.1 The arbitration hearings shall (except to the extent otherwise reasonably provided by the arbitrator for good cause or as otherwise mutually agreed by the parties) commence within 45 days after the appointment of the arbitrator; the arbitration shall (except to the extent otherwise reasonably provided by the arbitrator for good cause or as otherwise mutually agreed by the parties) be completed within 60 days of commencement of the hearings; and the arbitrator’s award shall be made within 30 days following such completion.

13.2 The arbitrator may award any form of relief permitted under this Agreement and applicable law, including damages and temporary or permanent injunctive relief, except that the arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute. The arbitrator shall have no jurisdiction to vary the express terms of this Agreement. The Company and Employee shall equally bear all costs, fees and expenses of the arbitration; provided, however, that each party shall bear its own attorney’s fees. The arbitrator may award attorney’s fees. The award shall be in writing and shall state the reasons for the award.

13.3 The decision rendered by the arbitrator shall be final and binding on the parties and may be entered in any court of competent jurisdiction. The parties waive, to the fullest extent permitted by law, any rights to appeal to, or to seek review of such award by, any court. The parties further agree to obtain the arbitral tribunal’s agreement to preserve the confidentiality of the arbitration.

14 Representations and Warranties. Employee represents, warrants and agrees that he has all right, power, authority and capacity, and is free to enter into this Agreement; that by doing so, Employee will not violate or interfere with the rights of any other person or entity; and that Employee is not subject to any contract, understanding or obligation that will or might prevent, interfere or conflict with or impair the performance of this Agreement by Employee (including, but not limited to, any non-compete, non-solicitation or confidentiality agreement with any former employer). Employee further represents, warrants, and agrees that he will not enter into any agreement or other obligation while this Agreement is in effect that might conflict or interfere with the operation of this Agreement or his obligations hereunder. Employee agrees to indemnify and hold the Company harmless with respect to any losses, liabilities, demands, claims, fees, expenses, damages and costs (including attorneys’ fees and costs) resulting from or arising out of any claim or action based upon Employee’s entering into this Agreement.

15 Waiver. No waiver of any breach of any term of this Agreement shall be construed to be, nor shall be, a waiver of any breach of this Agreement. No wavier shall be binding unless in writing and signed by the party waiving the breach. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

16 Modification. Neither this Agreement nor the provisions contained herein may be extended, renewed, amended or modified other than by a written agreement executed by Employee and the Company.

17 Construction. The rule that a contract is construed against the party drafting the contract is hereby waived, and shall have no applicability in construing this Agreement or the terms hereof. Any headings and captions used herein are only for convenience and shall not affect the construction or interpretation of this Agreement.

18 Legal Representation. The parties understand that this is a legally binding contract and acknowledge and agree that they have had a reasonable opportunity to consult with legal counsel of their choice prior to execution.

19 Survival of Obligations. The parties expressly agree that Employee’s obligations set forth in this Agreement (and any exhibits attached hereto), as well as any other obligations that would naturally survive termination of an employment agreement, shall survive termination of Employee’s employment (whether voluntary or involuntary and whether with or without Cause and whether with or without Good Reason) and shall also survive the end of the term of this Agreement.

20 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same original instrument. A facsimile signature shall be deemed an original signature for purposes of execution of this Agreement.

21 Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary:

21.1 All provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 (as amended, the “Code”) and the applicable Department of Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

21.2 To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (a) any such expense reimbursement shall be made by the Company no later than the last day of Employee’s taxable year following the taxable year in which such expense was incurred by Employee, (b) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (c) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided that, the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

21.3 If any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (a) the date of Employee’s death or (b) the date that is six months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

* * * * *

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

WALGREENS BOOTS ALLIANCE, INC.

/s/ Stefano Pessina
By:	Stefano Pessina
Its:	Executive Chairman

TIMOTHY C. WENTWORTH

/s/ Timothy C. Wentworth

Signature Page to Employment Agreement

EXHIBIT A

WALGREENS BOOTS ALLIANCE, INC.

NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

This Agreement (the “Non-Compete Agreement”) is entered into this 9th day of October, 2023 (the “Effective Date”), by the undersigned employee, Timothy C. Wentworth (“Employee” or “I”), and Walgreens Boots Alliance, Inc., a Delaware corporation, on behalf of itself, its affiliates, subsidiaries, successors and assigns (collectively referred to as the “Company”).

WHEREAS, the Company develops and/or uses valuable business, technical, proprietary, customer and patient information it protects by limiting its disclosure and by keeping it secret or confidential;

WHEREAS, Employee acknowledges that during the course of employment, he or she has or will receive, contribute, or develop such Confidential Information and Trade Secrets (as defined below); and

WHEREAS, the Company desires to protect from third parties (e.g. competitors and customers) such Confidential Information and Trade Secrets and also desires to protect its legitimate business interests and goodwill in maintaining its employee and customer relationships.

NOW THEREFORE, for good and valuable consideration, including but not limited to employment or continued employment, new or additional compensation in connection with Employee’s hire or promotion, the specialized knowledge, skill and training that the Company provides Employee, and the goodwill that Employee develops with customers on behalf of the Company, Employee agrees to be bound by the terms of this Non-Compete Agreement as follows:

1. Confidentiality.

(a) At all times during and after the termination of my employment with the Company, I will not, without the Company’s prior written permission, directly or indirectly for any purpose other than performance of my duties for the Company, utilize or disclose to anyone outside of the Company any Trade Secrets (defined in subparagraph 1(a)(i)) or other Confidential Information (defined in subparagraph 1(a)(ii)) or any information received by the Company in confidence from or about third parties, as long as such matters remain Trade Secrets or otherwise confidential.

(i) For purposes of this Non-Compete Agreement, “Trade Secrets” means a form of intellectual property that are protectable under applicable state and/or Federal law, including the Uniform Trade Secrets Act (as amended and adapted by the states) and the Federal Defend Trade Secrets Act of 2016 (the “DTSA”). They include all tangible and intangible (e.g., electronic) forms and types of information that is held and kept confidential by the Company and is not generally known outside of the Company, including but not limited to information about: the Company’s financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs or codes, and may in particular include such things as pricing information, business records, software programs, algorithms, inventions, patent applications, and designs and processes not known outside the Company.

(ii) For purposes of this Non-Compete Agreement, “Confidential Information” means Trade Secrets and, more broadly, any other tangible and intangible (e.g., electronic) forms and types of information that are held and kept confidential by the Company and are not generally known outside the Company, and which relates to the actual or anticipated business of the Company or the Company’s actual or prospective vendors or clients. Confidential Information shall not be considered generally known to the public if is revealed improperly to the public by me or others without the Company’s express written consent and/or in violation of an obligation of confidentiality to the Company. Examples of Confidential Information include, but are not limited to: customer, referral source, supplier and contractor identification and contacts; special contract terms; pricing and margins; business, marketing and customer plans and strategies; financial data; company created (or licensed) techniques; technical know-how; research, development and production information; processes, prototypes, software, patent applications and plans, projections, proposals, discussion guides, and/or personal or performance information about employees.

(b) I understand that this obligation of non-disclosure shall last so long as the information remains confidential. I, however, understand that, if I live and work primarily in Wisconsin, Virginia, or any other state requiring a temporal limit on non-disclosure clauses, Confidential Information shall be protected for two years following termination of my employment (for any reason). I also understand that Trade Secrets are protected by statute and are not subject to any time limits. I also agree to contact the Company before using, disclosing, or distributing any Confidential Information or Trade Secrets if I have any questions about whether such information is protected information.

(c) The restrictions set forth in this paragraph are in addition to and not in lieu of any obligations or rights I have by law with respect to the Company’s Confidential Information. Consistent with subparagraph 9(n) below, nothing herein shall prohibit me from disclosing Confidential Information or Trade Secrets if compelled by order of court or an agency of competent jurisdiction or as required by law; however, I shall take reasonable steps to protect such disclosure of Confidential Information or Trade Secrets. Pursuant to the Defend Trade Secrets Act of 2016 (DTSA), I understand that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that: (A) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, I understand that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the Trade Secret to his or her attorney and use the Trade Secret information in the court proceeding, so long as any document containing the Trade Secret is filed under seal and the individual does not disclose the Trade Secret, except pursuant to court order. Nothing in this Non-Compete Agreement is intended to conflict with the DTSA or create liability for disclosures of Trade Secrets that are expressly allowed by DTSA.

2. Non-Competition. I agree that during my employment with the Company and for two years after the termination of my employment (for any reason), I will not, directly or indirectly have Responsibilities with respect to any Competing Business Line. As set forth in subparagraph 9(b) below, I understand that the restrictions in this paragraph apply no matter whether my employment is terminated by me or the Company and no matter whether that termination is voluntary or involuntary. These restrictions shall not apply to passive investments of less than 5% ownership interest in any entity. For purposes of this Non-Compete Agreement, “Responsibilities” means the same or similar material responsibilities I performed for the Company during the two years prior to my last day of employment with the Company and within the same geographic area, or portion thereof, where I performed those responsibilities for the Company. For purposes of this Non-Compete Agreement, “Competing Business Line” means any business that is in competition with any business engaged in by the Company and for which I had Responsibilities during the two years prior to my last day of employment with the Company. Competing Business Line shall also include businesses or business lines that may not be directly competitive with the Company in most respects (such as pharmacy benefit managers), but only to the extent I am engaged by any such business in a role: (a) that involves my performing Responsibilities for Competing Products or Services; or (b) where my knowledge of the Company’s Confidential Information could be used by a competitor to unfairly compete with or undermine the Company’s legitimate business interests. For purposes of this Non-Compete Agreement, “Competing Products or Services” means products or services that are competitive with products or services offered by, developed by, designed by or distributed by the Company during the two years prior to my last day of employment with the Company.

3. Non-Solicitation. I agree that during my employment with the Company and for two years after the termination of my employment from the Company (for any reason):

(a) I will not directly or indirectly, solicit any Restricted Customer for purposes of providing Competing Products or Services, or offer, provide or sell Competing Products or Services to any Restricted Customer. For purposes of this Non-Compete Agreement, “Restricted Customer” means any person, company or entity that was a customer, vendor, supplier or referral source of the Company and with which I had direct contact for purposes of performing responsibilities for the Company or for which I had supervisory responsibilities on behalf of the Company, in either case at any time during the two years prior to my last day of employment with the Company. To the extent permitted by applicable law, “Restricted Customer” also means any prospective customer(s), vendor(s), supplier(s) or referral source(s) with which I had business contact on behalf of the Company in the one year period immediately prior to my last day of employment with the Company; and

(b) I will not, nor will I assist any third party to, directly or indirectly (i) raid, solicit, or attempt to persuade any then-current employee of the Company with whom I currently directly work or with whom I had direct contact work during the two years prior to my last day of employment with the Company, and who possesses or had access to Confidential Information of the Company, to leave the employ of the Company; (ii) interfere with the performance by any such employee of his/her duties for the Company; and/or (iii) communicate with any such employee for the purposes described in items (i) and (ii) in this subparagraph 3(b).

4. Non-Inducement. I will not directly or indirectly assist or encourage any person or entity in carrying out or conducting any activity that would be prohibited by this Non-Compete Agreement if such activity were carried out or conducted by me.

5. Non-Disparagement. During my employment with the Company and thereafter, I agree not to make negative comments or otherwise disparage the Company or any of its officers, directors, employees, shareholders, members, agents or products. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings); and the foregoing shall not apply to any claims for harassment or discrimination to the extent so restricted by applicable state law.

6. Intellectual Property. The term “Intellectual Property” shall mean all trade secrets, ideas, inventions, designs, developments, devices, software, computer programs, methods and processes (whether or not patented or patentable, reduced to practice or included in the Confidential Information) and all patents and patent applications related thereto, all copyrights, copyrightable works and mask works (whether or not included in the Confidential Information) and all registrations and applications for registration related thereto, all Confidential Information, and all other proprietary rights contributed to, or conceived or created by, or reduced to practice by me or anyone acting on my behalf (whether alone or jointly with others) at any time from the beginning of my employment with the Company to the termination of that employment plus 90 days, that (i) relate to the business or to the actual or anticipated research or development of the Company; (ii) result from any services that I or anyone acting on my behalf perform for the Company; or (iii) are created using the equipment, supplies or facilities of the Company or any Confidential Information.

(a) Ownership. All Intellectual Property is, shall be and shall remain the exclusive property of the Company. I hereby assign to the Company all right, title and interest, if any, in and to the Intellectual Property; provided, however, that, when applicable, the Company shall own the copyrights in all copyrightable works included in the Intellectual Property pursuant to the “work-made-for-hire” doctrine (rather than by assignment), as such term is defined in the 1976 Copyright Act. All Intellectual Property shall be owned by the Company irrespective of any copyright notices or confidentiality legends to the contrary that may be placed on such works by me or by others. I shall ensure that all copyright notices and confidentiality legends on all work product authored by me or anyone acting on his/her behalf shall conform to the Company’s practices and shall specify the Company as the owner of the work. The Company hereby provides notice to me that the obligation to assign does not apply to an invention for which no equipment, supplies, facility, or Trade Secrets of the Company was used and which was developed entirely on my own time, unless (i) the invention relates (A) to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by me for the Company.

(b) Keep Records. I shall keep and maintain, or cause to be kept and maintained by anyone acting on my behalf, adequate and current written records of all Intellectual Property in the form of notes, sketches, drawings, computer files, reports or other documents relating thereto. Such records shall be and shall remain the exclusive property of the Company and shall be available to the Company at all times during my employment with the Company.

(c) Assistance. I shall supply all assistance requested in securing for the Company’s benefit any patent, copyright, trademark, service mark, license, right or other evidence of ownership of any such Intellectual Property, and will provide full information regarding any such item and execute all appropriate documentation prepared by Company in applying or otherwise registering, in the Company’s name, all rights to any such item or the defense and protection of such Intellectual Property.

(d) Prior Inventions. I have disclosed to the Company any continuing obligations to any third party with respect to Intellectual Property. I claim no rights to any inventions created prior to his/her employment for which a patent application has not previously been filed, unless he/she has described them in detail on a schedule attached to this Non-Compete Agreement.

(e) Trade Secret Provisions. The provisions in paragraph 1 of this Non-Compete Agreement with regard to Trade Secrets and the DTSA shall apply as well in the context of the parties’ Intellectual Property rights and obligations.

7. Return of Company Property. I agree that all documents and data accessible to me during my employment with the Company, including Confidential Information and Trade Secrets, regardless of format (electronic or hard copy), including but not limited to any Company computer, monitor, printer equipment, external drives, wireless access equipment, telecom equipment and systems (“Company Equipment”), are and remain the sole and exclusive property of the Company and/or its clients, and must be returned to the Company upon separation or upon demand by the Company. I further agree that I will provide passwords to access such Company Equipment and I will not print, retain, copy, destroy, modify or erase Company U.S. data on Company Equipment or otherwise wipe Company Equipment prior to returning the Company Equipment. I further acknowledge and agree that, beginning on my last day of employment, (a) I shall remove any reference to the Company as my current employer from any source I control, either directly or indirectly, including, but not limited to, any social media, including LinkedIn, Facebook, Twitter, Instagram, Google+, and/or MySpace, etc. and (b) I am not permitted to represent that I am currently being employed by the Company to any person or entity, including, but not limited to, on any social media.

8. Consideration and Acknowledgments. I acknowledge and agree that the covenants described in this Non-Compete Agreement are essential terms, and the underlying consideration would not be provided by the Company in the absence of these covenants. I further acknowledge that these covenants are supported by adequate consideration as set forth in this Non-Compete Agreement and are not in conflict with any public interest. I further acknowledge and agree that I fully understand these covenants, have had full and complete opportunity to discuss and resolve any ambiguities or uncertainties regarding these covenants before signing this Non-Compete Agreement, and have voluntarily agreed to comply with these covenants for their stated terms. I further acknowledge and agree that these covenants are reasonable and enforceable in all respects.

9. Enforceability; General Provisions.

(a) I understand that my non-compete and/or non-solicitation obligations in this Non-Compete Agreement shall not apply to me if I am covered under applicable state or local statutory law prohibiting non-competes or non-solicits on the basis of my income and/or position level at the time of enforcement.

(b) I agree that the restrictions contained in this Non-Compete Agreement are reasonable and necessary to protect the Company’s legitimate business interests and that full compliance with the terms of this Non-Compete Agreement will not prevent me from earning a livelihood following the termination of my employment, and that these covenants do not place undue restraint on me. I further understand that the restrictions in this Non-Compete Agreement apply no matter whether my employment is terminated by me or the Company and no matter whether that termination is voluntary or involuntary.

(c) Because the Company is incorporated in the state of Delaware (i) this Non-Compete Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict of law provisions, and (ii) I consent to personal jurisdiction and the exclusive jurisdiction of the state and federal courts of Delaware with respect to any claim, dispute or declaration arising out of this Non-Compete Agreement.

(d) In the event of a breach or a threatened breach of this Non-Compete Agreement, I acknowledge that the Company will face irreparable injury which may be difficult to calculate in dollar terms and that the Company shall be entitled, in addition to all remedies otherwise available in law or in equity, to temporary restraining orders and preliminary and final injunctions enjoining such breach or threatened breach in any court of competent jurisdiction without the necessity of posting a surety bond, as well as to obtain an equitable accounting of all profits or benefits arising out of any violation of this Non-Compete Agreement.

(e) I agree that if a court determines that any of the provisions in this Non-Compete Agreement is unenforceable or unreasonable in duration, territory, or activity, then that court shall modify those provisions so they are reasonable and enforceable, and enforce those provisions as modified.

(f) If any one or more provisions (including paragraphs, subparagraphs and terms) of this Non-Compete Agreement or its application is determined to be invalid, illegal, or unenforceable to any extent or for any reason by a court of competent jurisdiction, I agree that the remaining provisions (including paragraphs, subparagraphs and terms) of this Non-Compete Agreement will still be valid and the provision declared to be invalid or illegal or unenforceable will be considered to be severed and deleted from the rest of this Non-Compete Agreement. I further agree that if any court of competent jurisdiction finds any of the restrictions set forth in this Non-Compete Agreement to be overly broad and unenforceable, the restriction shall be interpreted to extend only over the maximum time period, geographic area, or range of activities or clients that such court deems enforceable.

(g) Notwithstanding the foregoing provisions of this Non-Compete Agreement, the non-competition provisions of paragraph 2 above shall not restrict me from performing legal services as a licensed attorney for a Competing Business Line to the extent that the attorney licensure requirements in the applicable jurisdiction do not permit me to agree to the otherwise applicable restrictions of paragraph 2.

(h) Waiver of any of the provisions of this Non-Compete Agreement by the Company in any particular instance shall not be deemed to be a waiver of any provision in any other instance and/or of the Company’s other rights at law or under this Non-Compete Agreement.

(i) I agree that the Company may assign this Non-Compete Agreement to its successors and assigns and that any such successor or assign may stand in the Company’s stead for purposes of enforcing this Non-Compete Agreement.

(j) I agree to reimburse the Company for all attorneys’ fees, costs, and expenses that it reasonably incurs in connection with enforcing its rights and remedies under this Non-Compete Agreement, but only to the extent the Company is ultimately the prevailing party in the applicable legal proceedings.

(k) I understand and agree that, where allowed by applicable law, the time for my obligations set out in paragraphs 2-6 shall be extended for period of non-compliance up to an additional two years following my last day of employment with the Company (for any reason).

(l) I fully understand my obligations in this Non-Compete Agreement, have had full and complete opportunity to discuss and resolve any ambiguities or uncertainties regarding these covenants before signing this Non-Compete Agreement, and have voluntarily agreed to comply with these covenants for their stated terms.

(m) I agree that all non-competition, non-solicitation, non-disclosure and use, non-recruiting, and disclosure obligations in this Non-Compete Agreement shall survive any termination of this Non-Compete Agreement and extend to the proscribed periods following my last day of employment with the Company (for any reason) and no dispute regarding any other provisions of this Non-Compete Agreement or regarding my employment or the termination of my employment shall prevent the operation and enforcement of these obligations.

(n) I understand that nothing in this Non-Compete Agreement, including the non-disclosure and non-disparagement provisions, limit my ability to file a charge or complaint with the Equal Employment Opportunity Commission, Department of Labor, National Labor Relations Board, Occupational Safety and Health Administration, Securities and Exchange Commission or any other federal, state or local governmental agency or commission. I also understand that this Non-Compete Agreement does not limit my ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. Finally, nothing in this Non-Compete Agreement in any way prohibits or is intended to restrict or impede, and shall not be interpreted or understood as restricting or impeding me from: (i) exercising my rights under Section 7 of the National Labor Relations Act (NLRA) (including with respect to engaging in concerted activities for the purpose of collective bargaining or other mutual aid or protection, discussing terms and conditions of employment, or otherwise engaging in protected conduct); or (ii) otherwise disclosing or discussing truthful information about unlawful employment practices (including unlawful discrimination, harassment, retaliation, or sexual assault).

10. Relationship of Parties. I acknowledge that my relationship with the Company is “terminable at will” by either party and that the Company or I can terminate the relationship with or without cause and without following any specific procedures. Nothing contained in this Non-Compete Agreement is intended to or shall be relied upon to alter the “terminable at will” relationship between the parties. I agree that my obligations in this Non-Compete Agreement shall survive the termination of my employment from the Company for any reason and shall be binding upon my successors, heirs, executors and representatives.

11. Modifications and Other Agreements. I agree that the terms of this Non-Compete Agreement may not be modified except by a written agreement signed by both me and the Company. This Non-Compete Agreement shall not supersede any other restrictive covenants to which I may be subject under an employment contract, benefit program or otherwise, such that the Company may enforce the terms of any and all restrictive covenants to which I am subject. The obligations herein are in addition to and do not limit any obligations arising under applicable statutes and common law.

12. Notification. I agree that in the event I am offered employment at any time in the future with any entity that may be considered a Competing Business Line, I shall immediately notify such Competing Business Line of the existence and terms of this Non-Compete Agreement. I also understand and agree that the Company may notify anyone attempting to or later employing me of the existence and provisions of this Non-Compete Agreement.

13. Acceptance and Change of Position. I agree that this Non-Compete Agreement is accepted by me through my original or facsimile signature. I further agree that the Company is deemed to have accepted this Non-Compete Agreement as evidenced by my employment, the payment of wages or monies to me, the provision of benefits to me, or by executing this Non-Compete Agreement. I acknowledge and agree that any change in my position or title with the Company shall not cause this Non-Compete Agreement to terminate and shall not affect any change in my obligations under this Non-Compete Agreement.

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Signature Page Follows

By my signature below, I agree to the terms and conditions expressed in this Non-Compete Agreement as of the Effective Date.

WALGREENS BOOTS ALLIANCE, INC.

/s/ Stefano Pessina
By:	Stefano Pessina
Its:	Executive Chairman

TIMOTHY C. WENTWORTH

/s/ Timothy C. Wentworth

Signature Page to Exhibit A to Employment Agreement